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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 033-46240, 033-47533, 033-80606, 033-94706, 333-11757, 333-53036 and 333-85558 of Tetra Tech, Inc. on Form S-8 of our reports dated December 12, 2003, (December 30, 2004 as to the effects of the restatement discussed in Note 2) which reports express an unqualified opinion and include explanatory paragraphs relating to the restatement described in Note 2, and the change in the Company's method of accounting for goodwill and other intangible assets effective September 30, 2002 appearing in, and incorporated by reference in, this Annual Report on Form 10-K of Tetra Tech, Inc. for the year ended October 3, 2004.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
December 30, 2004

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  EXHIBIT 23.2